Exhibit 99.1

Stemline Therapeutics Announces Opening of SL-401 Corporate IND and Start of Clinical Trials in BPDCN and AML

Initiation of Broad Clinical Development Program; Potential Accelerated Approval Path in Multiple Indications

NEW YORK, July 28, 2014 (GLOBE NEWSWIRE) — Stemline Therapeutics, Inc. (Nasdaq:STML) announced today the opening of its SL-401 Investigational New Drug (IND) and initiation of a broad clinical development program including trials in blastic plasmacytoid dendritic cell neoplasm (BPDCN) and acute myeloid leukemia (AML). SL-401 is a targeted therapy directed to the interleukin-3 receptor (IL-3R) present on cancer stem cells (CSCs) and tumor bulk of many hematologic cancers. SL-401 has completed a physician-sponsored Phase 1/2 trial and demonstrated a tolerable safety profile and clinical activity in multiple indications, including durable complete responses (CRs), in BPDCN and relapsed/refractory AML. Seven of nine evaluable BPDCN patients had objective responses, including 5 CRs. Stemline has now initiated a corporate-sponsored multicenter, open-label trial in patients with BPDCN and relapsed/refractory AML. This study is designed to accrue at least 60 patients, including a brief lead-in that transitions into a larger expansion stage in these indications. Additional trials in other IL-3R expressing malignancies will follow this year and into early next year.

Eric K. Rowinsky, M.D., Chief Medical Officer and Head of Research and Development, commented, “We’re extremely excited to officially kick off our broad clinical development program for SL-401. We’ve already witnessed significant single-agent clinical activity and a wealth of safety data in over 80 patients in a previous physician-sponsored Phase 1/2 trial. We’ve designed our initial corporate-sponsored SL-401 trial to serve as the basis for potential accelerated approval in BPDCN.” Dr. Rowinsky continued, “We also expect to initiate other open-label trials this year in additional rare IL-3R+ cancers of unmet medical need including mastocytosis, hypereosinophilic syndrome, myelofibrosis, and chronic myelomonocytic leukemia, which are myeloproliferative disorders that derive from a common IL-3R+ progenitor cell. Here, too, we’ve designed these studies to form the basis of potential accelerated approval in any one, or more, of these indications. We also intend to initiate other studies over the coming months in AML first line (in 1st CR with minimal residual disease positivity), relapsed/refractory myeloma, relapsed/refractory hairy cell leukemia, and other hematologic cancers known to express high levels of IL-3R. We expect to provide specifics around these programs and potential clinical updates on our ongoing open-label trials as the year progresses.”

About SL-401

SL-401 is a novel targeted therapy directed to the interleukin-3 receptor (IL-3R), a target present on tumor bulk and cancer stem cells (CSCs) of multiple hematologic cancer indications. SL-401 has demonstrated clinical activity in several indications, including blastic plasmacytoid dendritic cell neoplasm (BPDCN), acute myeloid leukemia (AML), and myelodysplastic syndrome

(MDS), as well as preclinical activity in additional rare IL-3R+ cancers such as chronic eosinophilic leukemia, as well as multiple myeloma (MM), chronic myeloid leukemia (CML), and certain lymphoid leukemias and lymphomas.

About Stemline Therapeutics

Stemline Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing novel oncology therapeutics that target both cancer stem cells (CSCs) and tumor bulk in a variety of cancer types. Stemline is currently developing two clinical-stage product candidates, SL-401 and SL-701. SL-401 is a targeted therapy directed to the interleukin-3 receptor (IL-3R). SL-401 has demonstrated single-agent activity, including durable complete responses (CRs), in a Phase 1/2 trial in several indications including blastic plasmacytoid dendritic cell neoplasm (BPDCN) and relapsed or refractory acute myeloid leukemia (AML). SL-401 is being advanced into programs in BPDCN and other rare IL-3R+ malignancies, as well as additional hematologic cancers including AML and myeloma. SL-701 is an enhanced immunotherapy that activates the immune system to attack tumors. An earlier version of this therapy demonstrated clinical activity, including durable CRs and partial responses (PRs), in Phase 1/2 trials in advanced adult and pediatric brain cancers. SL-701 is being advanced into trials of adults with glioblastoma multiforme (GBM) at first recurrence, and children with non-brainstem and brainstem glioma. For more information about Stemline Therapeutics, visit www.stemline.com.

Forward-Looking Statements

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially are identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Contact

Investor Relations

Stemline Therapeutics, Inc.

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New York, NY 10022

Tel: 646-502-2307

Email: investorrelations@stemline.com